        EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                         OF CERTIFICATE OF INCORPORATION

                                       OF

                                 CTC MEDIA, INC.

         CTC MEDIA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the
"Corporation"), hereby certifies as follows:

         FIRST: That the name of the corporation is CTC Media, Inc. and the
Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on October 18, 1989 under the name StoryFirst
Distribution, Inc.

         SECOND: That at a meeting of the Board of Directors on February 20,
2006, resolutions were duly adopted setting forth a proposed amendment to the
Restated Certificate of Incorporation of the Corporation (the "Certificate of
Incorporation"), declaring such amendment to be advisable and approving the submission of such amendment to the stockholders of the Corporation for their consideration. The resolutions setting forth the proposed amendment are as follows:

RESOLVED: That Article IV. Authorized Capital Stock, Section 1. Authorized
          Capital Stock, of the Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

          "ARTICLE IV.  Authorized Capital Stock

                           Section 1. Authorized Capital Stock. The total number
                           of shares that the Corporation is authorized to issue
                           is one hundred sixty million ninety thousand
                           (160,090,000). The Corporation is authorized to issue
                           three classes of stock to be designated,
                           respectively, Common Stock, Class A Senior Preferred
                           Stock and Super Senior Preferred Stock. The total
                           number of shares of Common Stock that the Corporation
                           is authorized to issue is one hundred sixty million
                           (160,000,000). The total number of shares of Class A
                           Senior Preferred Stock that the Corporation is
                           authorized to issue is forty thousand (40,000). The
                           total number of shares of Super Senior Preferred
                           Stock that the Corporation is authorized to issue is
                           fifty thousand (50,000). Common Stock shall have a
                           par value of $0.01 per share; Class A Senior
                           Preferred Stock shall have a par value of $0.01 per
                           share and Super Senior Preferred Stock shall have a
                           par value of $0.01 per share. The rights,
                           preferences, privileges and restrictions relating to
                           the Common Stock, the Class A Senior Preferred Stock
                           and the Super Senior Preferred Stock are as follows
                           in this Article IV."

         THIRD: That thereafter, pursuant to resolution of the Board of
Directors, the stockholders of the Corporation, acting by written consent in lieu of a meeting, approved the amendment by the necessary number of shares of each class and series of stock of the Corporation.

         FOURTH: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware.

         FIFTH: That the capital of the Corporation shall not be reduced under or by reason of such amendment.

         IN WITNESS WHEREOF, the Corporation has caused this certificate of amendment to be signed by Nilesh Lakhani, Chief Financial Officer, on March 2,
2006.

                                 -------------------
                                 Nilesh Lakhani
                                 Chief Financial Officer